Exhibit 15.3

Beijing Office Kerry Center South Tower 1 Guang hua Rd., #2419-2422, Chaoyang Dist., Beijing 100020 T 8610.8518.7992

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Pintec Technology Holdings Limited on Form S-8 (FILE NO. 333-229745) of our report dated April 28, 2022, with respect to our audits of the consolidated financial statements of Pintec Technology Holdings Limited as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021, which report is included in this Annual Report on Form 20-F of Pintec Technology Holdings Limited for the year ended December 31, 2021.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

Beijing, China

April 28, 2022

www.marcumbp.com